UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

August 21, 2006

Date of Report (Date of earliest event reported)

QUAKER CHEMICAL CORPORATION

(Exact name of Registrant as specified in its charter)

Commission File Number 001-12019

PENNSYLVANIA	No. 23-0993790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Quaker Park

901 Hector Street

Conshohocken, Pennsylvania 19428

(Address of principal executive offices)

(Zip Code)

(610) 832-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On August 21, 2006, L. Willem Platzer entered into an Employment Agreement with Quaker Chemical B.V., a Netherlands corporation (Quaker B.V.) and a subsidiary of Quaker Chemical Corporation, a Pennsylvania corporation, to be effective as of January 1, 2006 (the “Agreement”). Mr. Platzer has been employed by Quaker Chemical Corporation (“Quaker”) in various executive positions since 1995 and has, as of January 1, 2006, held the position of Vice President and Managing Director – Europe.

The terms of Mr. Platzer’s employment are outlined in the Agreement and are consistent with those contained in his prior employment agreement with Quaker. Mr. Platzer is entitled to the following compensation and benefits either through Quaker B.V. or Quaker: an annual base salary with adjustments each year, the right to participate in annual and long-term incentive bonus plans, use of a company automobile for business and personal use consistent with policy, pension plan and other benefits consistent with those offered to all other associates of the Dutch subsidiary, and business travel accident insurance and certain other professional arrangements more fully described in the Agreement. In addition, in the event of termination of the Agreement for any reason other than “cause” as defined in the Agreement, Mr. Platzer is entitled to 12 months of base salary calculated at his then current rate of annual salary.

A copy of the Employment Agreement and Addendum are attached as an exhibit to this report.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is included as part of this report:

(d) Exhibits.

Exhibit No.
10	Employment Agreement between L. Willem Platzer and Quaker Chemical B.V., a Netherlands corporation and a subsidiary of Quaker Chemical Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUAKER CHEMICAL CORPORATION
Registrant

Date: August 22, 2006	By:	/S/ D. JEFFRY BENOLIEL
D. Jeffry Benoliel Vice President, Secretary and General Counsel